Sangamo BioSciences, Inc.
Point Richmond Tech Center
501 Canal Blvd., Suite A100
Richmond, CA 94804
510-970-6000 ● 510-236-8951 (Fax)

SANGAMO BIOSCIENCES REPORTS ON REGISTERED DIRECT OFFERING
Richmond, California — November 17, 2005 — Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced it completed its previously reported registered direct offering to institutional and strategic investors for a total of 5,080,000 shares of common stock at a price of $3.85 per share to the investors, resulting in gross proceeds to Sangamo of approximately $19.5 million. JMP Securities and Piper Jaffray & Co. acted as joint lead placement agents, with Leerink Swann & Company acting as co-placement agent, for this offering.
The Company also announced that it will not close the separately negotiated sale to a director of approximately $1 million of common stock at market price. This sale was not completed due to a determination by the NASDAQ staff that the proposed sale to the director at market should be combined with the sales to the investors at a discount to market. If these separate transactions were combined, the NASDAQ Marketplace rules would require prior shareholder approval.
About Sangamo Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development programs are currently in Phase I clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. In addition, Sangamo has a broad exclusive agreement with Dow AgroSciences, LLC, a wholly owned subsidiary of The Dow Chemical Company, for the application of ZFP TFs and ZFNs in plant agriculture. For more information about Sangamo, visit the company’s web site at www.sangamo.com.
This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.
Contact
Elizabeth Wolffe, Ph.D
510-970-6000, x271
ewolffe@sangamo.com
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